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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐	Soliciting Material under §240.14a-12

URANIUM RESOURCES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Uranium Resources, Inc. 6950 S. Potomac Street, Suite 300 Centennial, Colorado 80112 www.uraniumresources.com

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Uranium Resources, Inc.:

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of the Stockholders of Uranium Resources, Inc. will be held on Wednesday, June 4, 2014 at 9:00 a.m., local time, at our corporate headquarters, located at 6950 South Potomac Street, Suite 300, Centennial, Colorado 80112, for the following purposes:

  1.
  Elect as directors the six nominees named in the accompanying Proxy Statement.

  2.
  Ratify the appointment of Hein & Associates LLP as our independent registered public accounting firm for 2014.

  3.
  Provide advisory approval of our executive compensation.

  4.
  Transact such other business as may properly come before the Annual Meeting of Stockholders.

The Board of Directors has fixed the close of business on Friday, April 18, 2014 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders or at any adjournment or postponement thereof.

Stockholders are cordially invited to attend the meeting in person. Whether or not you plan to be present at the meeting, you are requested to sign and return the enclosed proxy in the enclosed envelope so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured. The giving of such proxy will not affect your right to vote in person, should you later decide to attend the meeting. Please date and sign the enclosed proxy and return it promptly in the enclosed envelope. Your vote is important.

By Order of the Board of Directors,

John W. Lawrence, Secretary

Centennial, Colorado
April 25, 2014

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on June 4, 2014:

The Notice of Annual Meeting, Proxy Statement and 2013 Annual Report to Stockholders
are available at http://urre.client.shareholder.com

 2014 PROXY STATEMENT SUMMARY

We are providing below highlights of certain information in this Proxy Statement. As it is only a summary, please refer to the complete Proxy Statement and 2013 Annual Report before you vote.

2014 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Wednesday, June 4, 2014 at 9:00 a.m., local time
Record Date:	Friday, April 18, 2014
Place:	URI Corporate Headquarters 6950 South Potomac Street, Suite 300 Centennial, Colorado 80112

VOTING MATTERS AND BOARD RECOMMENDATIONS

Matter		Board Recommendation
1.	Election of six nominees to our Board of Directors (page 4)	FOR each Director Nominee
2.	Ratification of the appointment of Hein & Associates LLP as our independent registered public accounting firm for 2014 (page 19)	FOR
3.	Advisory vote to approve our executive compensation (page 39)	FOR

2013 LEADERSHIP ADDITIONS

During 2013, we welcomed three new executive officers:

•
Chris Jones, our new President and CEO, formerly CEO of Wildcat Silver Corporation.
•
Jeff Vigil, our new VP, Finance and CFO, formerly of Energy Fuels Inc.
•
Dain McCoig, our new VP, South Texas Operations, promoted internally.

In addition to Mr. Jones, two other directors joined our Board, bringing substantial uranium and mining experience to the Company:

•
Mark Wheatley, formerly CEO of BMA Gold Limited and Southern Cross Resources until its merger to create Uranium One in 2005, and a director at Uranium One until 2010.
•
Tracy A. Stevenson, founder of Bedrock Resources and previously Global Head of Information Systems and Global Head of Business Process Improvement at Rio Tinto PLC, and Executive Vice President, CFO and a director of Comalco, which became known as Rio Tinto Aluminum.

CORPORATE GOVERNANCE HIGHLIGHTS

Director Independence

•
Four of our six nominees are independent.
•
Our CEO is the only management director.
•
During 2013, all Board Committees (except the Health, Safety, Environment and Public Affairs Committee) were composed exclusively of independent directors.

Board Leadership, Practices and Accountability

•
We have a non-management Chairman of the Board.
•
The independent directors regularly meet in executive sessions without management.
•
Our Board annually reviews its effectiveness as a group.
•
All directors stand for election annually.

Stock Ownership Requirements

•
Our CEO and CFO are expected to obtain common stock valued at three times base salary.

i

EXECUTIVE COMPENSATION HIGHLIGHTS

Our compensation program provides total direct compensation to our named executive officers ("NEOs") that supports our philosophy of pay-for-performance and alignment of incentives between our management and stockholders. To that end, we have implemented the following policies and practices:

•
Significant "At-Risk" Compensation.  A significant portion of NEO compensation and bonus opportunities are based on their performance and the performance of the Company. Two-thirds of the initial equity grants to our CEO and CFO in 2013 were performance-based, with a significant risk of forfeiture — one-third of our CEO's performance-based awards that could vest in 2014 based on 2013 performance were forfeited.

•
Short-Term Incentive Compensation.  The short-term incentive compensation component of our compensation program includes an annual incentive payment, payable in cash or stock, upon the achievement of specific planned performance goals. Such incentive payment serves as a vehicle for recruitment and retention and allows us to deliver competitive compensation tied to performance. For 2013 performance, the Compensation Committee determined our NEOs earned from 45% to 63% of their target awards, again based on individual and Company-wide performance.

•
Long-Term Incentive Compensation.  The long-term incentive compensation component of our compensation program includes restricted stock units ("RSUs") tied to both performance and length of service. The award of such RSUs further aligns our management's interests with our long-term performance and stockholder value.

•
No Perquisites.  We do not provide any perquisites, whether cash or otherwise, to our CEO, CFO or other NEOs.

The 2013 pay mix for our CEO and CFO demonstrates our philosophy regarding significant long-term and performance-based compensation, as set forth in our 2013 Summary Compensation Table:

2013 CEO Compensation Mix:	2013 CFO Compensation Mix:

DIRECTOR NOMINEES

			Committees
Name	Age	Director Since	Audit	Compensation	Nominating and Corporate Governance	Health, Safety, Environment and Public Affairs
Terence J. Cryan*	51	2006		Chair	Chair
Christopher M. Jones	55	2013				X
Marvin K. Kaiser*	72	2007	Chair	X	X
Tracy A. Stevenson*	63	2013	X			X
Mark K. Wheatley*	52	2013	X	X		X
Paul K. Willmott	74	1994				Chair

*
independent director

ii

iii

Uranium Resources, Inc.
6950 S. Potomac Street, Suite 300
Centennial, Colorado 80112

PROXY STATEMENT
2014 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT OUR ANNUAL MEETING

This Proxy Statement is furnished in connection with the solicitation of proxies by Uranium Resources, Inc. (the "Company" or "URI") on behalf of the Board of Directors of the Company for the 2014 Annual Meeting of Stockholders (the "2014 Annual Meeting"). The Company is making this Proxy Statement and the accompanying proxy first available on or about April 25, 2014.

The 2014 Annual Meeting will be held on Wednesday, June 4, 2014 at 9:00 a.m., local time, at our corporate headquarters, located at 6950 South Potomac Street, Suite 300, Centennial, Colorado 80112.

At the 2014 Annual Meeting, stockholders will vote on the following matters, as well as any other business properly brought before the meeting:

•
Proposal No. 1:  Elect as directors the six nominees named in this Proxy Statement. The Board recommends a vote FOR each of the nominees.

•
Proposal No. 2:  Ratify the appointment of Hein & Associates LLP as our independent registered public accountants for 2014. The Board recommends a vote FOR this proposal.

•
Proposal No. 3:  Provide advisory approval of the compensation of our named executive officers. The Board recommends a vote FOR this proposal.

STOCKHOLDERS ENTITLED TO VOTE

Holders of record of URI common stock at the close of business on April 18, 2014, the record date, or their duly authorized proxy holders, are entitled to vote on each matter submitted to a vote at the 2014 Annual Meeting and at any adjournment or postponement thereof. At the close of business on the record date, there were 24,605,399 shares of the URI common stock outstanding and entitled to one vote per share each at the 2014 Annual Meeting. Cumulative voting is not permitted.

VOTING PROCEDURES

If you are a stockholder of record (that is, if your shares are registered in your own name with our transfer agent), you can vote any one of three ways:

•
Via the Internet.  You may vote by visiting vote.corporatestock.com on the Internet and entering the control number found on your proxy card.

•
By Mail.  You may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

•
In Person.  Attend the 2014 Annual Meeting and vote in person.

If you are a beneficial owner of shares held in "street name" (that is, if you hold your shares through a broker, bank or other holder of record), you can vote in one of four ways:

•
Via the Internet.  You may vote via the Internet by following the instructions on the voting instruction form accompanying the proxy materials.

•
By Telephone.  You may vote by proxy by calling the toll-free number found on the voting instruction form.

INFORMATION ABOUT OUR ANNUAL MEETING — CONTINUED

•
By Mail.  You may vote by proxy by filling out the voting instruction form and sending it back in the envelope provided.

•
In Person.  You must obtain a legal proxy from the organization that holds your shares if you wish to attend the 2014 Annual Meeting and vote in person.

As the beneficial owner of shares held in street name, you have the right to direct your bank or broker how to vote your shares, and your bank or broker is required to vote your shares in accordance with your instructions. If you do not give instructions to your bank or broker, it will nevertheless be entitled to vote your shares with respect to "routine" items, but it will not be permitted to vote your shares with respect to "non-routine" items. In the case of a non-routine item, your shares will be considered "broker non-votes" on that proposal. Proposal No. 2 (ratification of the appointment of the independent registered public accountants) is a matter that we believe will be designated "routine." Proposal No. 1 (election of directors) and Proposal No. 3 (advisory approval of the compensation of the Company's named executive officers) are matters the Company believes will be considered "non-routine."

You may revoke your proxy and change your vote before the 2014 Annual Meeting by voting again via the Internet or by telephone, by completing, signing, dating and returning a new proxy card or voting instruction form with a later date, or by attending the 2014 Annual Meeting and voting in person. Only your latest dated proxy we receive prior to the 2014 Annual Meeting will be counted. However, your attendance at the 2014 Annual Meeting will not automatically revoke your proxy unless you vote again at the 2014 Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company's Secretary at 6950 S. Potomac Street, Suite 300, Centennial, Colorado 80112, a written notice of revocation prior to the 2014 Annual Meeting.

QUORUM FOR THE 2014 ANNUAL MEETING

The presence in person or by proxy of the holders of one third of the votes entitled to be cast on a matter constitutes a quorum for action on that matter. Votes "for" and "against" or "withhold," and "abstentions" and "broker non-votes" will all be counted as present to determine whether a quorum has been established. Once a share of the Company's common stock is represented for any purpose at the 2014 Annual Meeting, it is deemed present for quorum purposes for the remainder of the Annual Meeting and any adjournments of the Annual Meeting unless a new record date is or must be set for the adjourned meeting. If a quorum is not present, the holders of record of a majority of such shares present and entitled to vote may adjourn the 2014 Annual Meeting until a quorum is obtained.

VOTING REQUIREMENTS FOR EACH PROPOSAL

Assuming the existence of a quorum at the 2014 Annual Meeting:

•
Election of Directors.  For Proposal No. 1, the Company's directors are elected by a plurality, and the six nominees for director who receive the most FOR votes at the 2014 Annual Meeting in person or by proxy will be elected to the Board of Directors. Abstentions, "broker non-votes" and shares that are voted "withhold" in regards to a director nominee will not be counted toward such nominee's election and will have no effect on the outcome of the election.

•
Ratification of Independent Registered Public Accountants.  For Proposal No. 2, the affirmative vote of a majority of the votes cast on the proposal at the 2014 Annual Meeting in person or by proxy is required to ratify the appointment

INFORMATION ABOUT OUR ANNUAL MEETING — CONTINUED

  of the independent registered public accountants. Abstentions and "broker non-votes" are not treated as cast either for or against the proposal, and therefore will not affect the outcome of the vote.

•
Advisory Approval of the Compensation of Our Named Executive Officers.  For Proposal No. 3, the affirmative vote of a majority of the votes cast on the proposal at the 2014 Annual Meeting in person or by proxy is required to approve, by non-binding vote, the compensation of the Company's named executive officers. Abstentions and "broker non-votes" are not treated as cast either for or against the proposal, and therefore will not affect the outcome of the vote.

Shares will be voted on each proposal as instructed in the accompanying proxy. However, if no instructions are given on a validly signed and returned proxy (other than with respect of "broker non-votes"), the shares will be voted in accordance with the Board's recommendations as follows: (i) FOR the election of the six director nominees named in this Proxy Statement, (ii) FOR ratification of the appointment of Hein & Associates LLP as our independent registered public accountants for the year ending December 31, 2014, and (ii) FOR advisory approval of the compensation of our named executive officers.

AVAILABILITY OF PROXY MATERIALS

Pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"), we are providing access to our proxy materials, which include our notice of annual meeting, this Proxy Statement and our 2013 Annual Report to Stockholders, over the Internet at http://urre.client.shareholder.com. These proxy materials are available without charge.

Upon your written request, we will provide to you a complimentary copy of our 2013 Annual Report on Form 10-K (without exhibits) as filed with the SEC. The Company's audited consolidated financial statements are included in the Annual Report on Form 10-K. Your request should be mailed to the Company's offices, addressed as follows: Uranium Resources, Inc., Attention: Secretary, 6950 S. Potomac Street, Suite 300, Centennial, Colorado 80112. A free copy of the Form 10-K may also be obtained at the Internet web site maintained by the SEC at www.sec.gov or by visiting our Internet web site at http://urre.client.shareholder.com.

INSPECTORS OF ELECTION

Representatives from Corporate Stock Transfer, Inc., the Company's transfer agent, will serve as the inspectors of election.

COSTS AND METHODS OF PROXY SOLICITATION

We are providing these proxy materials in connection with the solicitation by our Board of Directors of proxies to be voted at our 2014 Annual Meeting. We will bear all expenses incurred in connection with the solicitations of proxies. In addition to the solicitation of proxies by mail, the Company may ask brokers and bank nominees to solicit proxies from their principals and will pay the brokers and bank nominees their expenses for the solicitation. Our directors, officers and employees also may solicit proxies by mail, telephone, electronic or facsimile transmission or in person. They will not receive any additional compensation for these activities.

ELECTION OF DIRECTORS (PROPOSAL NO. 1)

Our Board of Directors has nominated six directors for election at the 2014 Annual Meeting. The directors will hold office from election until the next Annual Meeting of Stockholders and until their successors are elected and qualified or until their death, resignation or removal. All of the nominees are currently URI directors who were elected by the stockholders at the 2013 Annual Meeting, except for Tracy A. Stevenson, who was appointed by the Board of Directors effective December 27, 2013.

If your proxy is properly completed and received in time for the Annual Meeting, and if your proxy does not indicate otherwise, the represented shares will be voted FOR each of the directors presented below. We have no reason to believe that any of the nominees for director will be unable to serve if elected. However, if any of these nominees becomes unavailable, the persons named in the proxy intend to vote for any alternate designated by the current Board. Proxies cannot be voted for a greater number of persons than the nominees named.

In the paragraphs below, we describe each nominee's individual management and leadership experience for at least the last five years, which we believe, in the aggregate, creates a well-rounded and capable Board of Directors and contributes to the overall effectiveness of our Board and each of its Committees. Each nominee is an incumbent director and each nominee has consented to being named herein and to serve on the Board of Directors if elected. There are no family relationships among any director, executive officer or any person nominated or chosen by us to become a director.

Following each nominee's biography below, we have highlighted certain notable skills and qualifications that contributed to his selection as a member of our Board of Directors.

Name	Age	Director Since	Primary Occupation
Paul K. Willmott	74	1994	Chairman of the Board, Uranium Resources, Inc.
Christopher M. Jones	55	2013	President and Chief Executive Officer, Uranium Resources, Inc.
Terence J. Cryan	51	2006	Co-Founder and Managing Director, Concert Energy Partners
Marvin K. Kaiser	72	2007	Founder, Whippoorwill Consulting LLC
Tracy A. Stevenson	63	2013	Founding Member of Bedrock Resources, LLC
Mark K. Wheatley	52	2013	Chief Executive Officer (Retired), BMA Gold Ltd.

The Board of Directors unanimously recommends that
stockholders vote FOR the election of the nominees named below.

ELECTION OF DIRECTORS (PROPOSAL NO. 1) — CONTINUED

Paul K. Willmott
Chairman of the Board of Directors
Chairman of the Health, Safety, Environment and Public Affairs Committee

Paul K. Willmott first joined the Board in August 1994 and has served as Chairman of the Board since July 1995. Mr. Willmott served as our President from February 1995 to October 2006, our Chief Executive Officer from July 1995 to August 2007 and our Executive Chairman from August 2007 to February 2013. Mr. Willmott also served as our Chief Financial Officer from April 1995 to September 1995. Mr. Willmott previously served in various positions at Union Carbide Corporation, where he was involved for 25 years in the finance and operation of Union Carbide's world-wide mining and metals business. Mr. Willmott was President of UMETCO Minerals Corporation, a wholly owned subsidiary of Union Carbide, from 1987 to 1991, where he was responsible for Union Carbide's uranium and vanadium businesses. From January 1993 until February 1995, Mr. Willmott was engaged by the Concord Mining Unit as a senior vice president where he was primarily involved in the acquisition of UMETCO Minerals Corporation's uranium and vanadium operating assets. In addition, he is a founding member of UMINICON, LLC, a corporate services firm. Mr. Willmott graduated from Michigan Technological University with a Bachelor of Science degree in Mining in 1964 and a Bachelor of Science degree in Engineering Administration in 1967.

As a result of his involvement in various executive-level positions with the Company over the last 19 years, including his tenure as President, Chief Executive Officer, Chief Financial Officer and Chairman, Mr. Willmott is able to provide valuable insights regarding the management and strategy of the Company. In addition, Mr. Willmott's 25 years with Union Carbide provide him with extensive knowledge of the mining industry, including the unique issues surrounding the mining of uranium.

Christopher M. Jones
President and Chief Executive Officer
Member of the Health, Safety, Environment and Public Affairs Committee

Christopher M. Jones has served as President and Chief Executive Officer and a director since April 2013. Mr. Jones has more than 30 years' experience in the mining industry and was most recently President, Chief Executive Officer and a director of Wildcat Silver Corporation from August 2008 to May 2012, where he and his team effectively doubled the size of Wildcat Silver's resources twice using proven metallurgical technologies. Prior to that, Mr. Jones was the Chief Operating Officer and the Mining General Manger at Albian Sands Energy from April 2004 to June 2008. Mr. Jones also held management positions at RAG Coal West Inc., Phelps Dodge Sierrita Corp. and Cyprus Amax Coal Company. He is a member of the American Institute of Mining, Metallurgical, and Petroleum Engineers and is a Professional Engineer registered in Utah and Alberta. Mr. Jones received a Bachelor of Science degree in Mining Engineering at the South Dakota School of Mines and a Master of Business Administration degree from Colorado State University.

Mr. Jones has extensive executive and leadership experience as a result of his prior employment in management roles at other companies within the mining industry, which enables him to provide valuable counsel to the Company on issues of strategic planning and corporate governance. In addition, Mr. Jones has a history of leading various mining and production operations, as well as exploration and development projects, which will be useful to the Company in its efforts to develop its asset base in New Mexico and position its South Texas operations for a return to production.

ELECTION OF DIRECTORS (PROPOSAL NO. 1) — CONTINUED

Terence J. Cryan
Chairman of the Compensation and Nominating and Corporate Governance Committees

Terence J. Cryan has served as a director since October 2006 and served as the Company's Interim President and Chief Executive Officer from September 2012 to March 2013. Mr. Cryan has over twenty-five years of experience in international business as an investment banker in the United States and Europe. In 2001, Mr. Cryan co-founded and presently serves as the Managing Director of Concert Energy Partners, an investment and private equity firm based in New York City. Prior to that, Mr. Cryan was a Senior Managing Director in the Investment Banking Division at Bear Stearns. Earlier in his career, Mr. Cryan was a Managing Director, Energy and Natural Resources Group Head and member of the Investment Banking Operating Committee at Paine Webber. Mr. Cryan joined Paine Webber following its acquisition of Kidder, Peabody in 1994. From 2007 to 2010, Mr. Cryan also served as President and Chief Executive Officer of Medical Acoustics LLC. Mr. Cryan has also been an adjunct professor at the Metropolitan College of New York Graduate School of Business and is a frequent lecturer at finance and energy and natural resources industry gatherings. Mr. Cryan received a Master of Science degree in Economics from the London School of Economics in 1984 and a Bachelor of Arts degree in Economics from Tufts University in 1983. Mr. Cryan currently serves on the boards of Global Power Equipment Corp. Inc. and Ocean Power Technologies, and was previously a director of The Providence Service Corporation from May 2009 to May 2011 and Gryphon Gold Corporation from August 2009 to December 2012. Mr. Cryan is a member of the National Association of Corporate Directors.

Mr. Cryan's extensive financial industry experience and educational background in economics provide him with a wealth of knowledge in dealing with financial, accounting and regulatory matters. Mr. Cryan's prior professional experience also permits him to provide valuable advice to the Company with respect to potential capital raising and merger and acquisition transactions, and his service as Interim President and Chief Executive Officer of the Company provides him a deep understanding of the operations of the Company.

ELECTION OF DIRECTORS (PROPOSAL NO. 1) — CONTINUED

Marvin K. Kaiser
Chairman of the Audit Committee and Member of the Compensation Committee

Marvin K. Kaiser has served as a director since July 2007 and is Chairman of the Audit Committee. Since 2006, Mr. Kaiser has owned Whippoorwill Consulting LLC, a consulting practice specializing in the natural resource industry. In February 2006, Mr. Kaiser retired from The Doe Run Company, a privately held natural resources company and the largest integrated lead producer in the Western Hemisphere, where he served as Executive Vice President and Chief Administrative Officer. Prior to his thirteen years with Doe Run, Mr. Kaiser held the positions of Chief Financial Officer for Amax Gold, Olympic Mining Corporation and Ranchers Exploration at various times over a 24-year period. Mr. Kaiser graduated from Southern Illinois University with a Bachelor of Science degree in Accounting in 1963 and serves as a director of the Southern Illinois University Foundation. He is a Certified Public Accountant and is experienced in all aspects of corporate finance and management. Mr. Kaiser currently serves as a director of Aurania Resources Ltd. Mr. Kaiser previously served as a director of New West Gold Corporation from May 2006 through September 2007, Constellation Copper Corporation from August 2006 through December 2008, El Capitan Precious Metals Inc. from September 2007 through April 2009, Gryphon Gold Corporation from November 2008 to December 2013, and Brigus Gold Corp. (formerly named Apollo Gold Corporation) from May 2006 to March 2014.

Mr. Kaiser's qualifications for election to the Company's Board of Directors include over 40 years in the mining and exploration industries. In addition, Mr. Kaiser's background in accounting and his prior experience serving on the audit committees of other public companies make him a valuable advisor to the Company on financial and accounting issues and uniquely qualify him to serve as the Company's Audit Committee financial expert.

Tracy A. Stevenson
Member of the Audit and Health, Safety, Environment and Public Affairs Committees

Tracy A. Stevenson has served as a director since December 2013. A founding member of Bedrock Resources, LLC, a private financial advisory firm focused on natural resource businesses, since 2010, Mr. Stevenson previously was Global Head of Information Systems and Global Head of Business Process Improvement at Rio Tinto PLC. In addition, he served as Executive Vice President, Chief Financial Officer and a director of Comalco Ltd. and as Chief Financial Officer and a director of Kennecott Corporation. Mr. Stevenson has served as a director of Quaterra Resources Inc. since July 2007 and was its Non-Executive Chairman from February 2008 to June 2013. Mr. Stevenson has also served as a director of Vista Gold Corp. since November 2007 and previously served as a director of Ivanhoe Mines Ltd. from May 2010 to April 2012. In addition, he is a founding member of SOS Investors LLC, a private investment firm. Mr. Stevenson, a Certified Public Accountant, graduated magna cum laude with a Bachelor of Science degree in Accounting from the University of Utah and spent four years with a predecessor of the firm PricewaterhouseCoopers LLP.

Mr. Stevenson's extensive experience in finance as a founding member of a financial advisory firm, as a Certified Public Accountant and in executive roles at other companies in the mining industry enables him to provide valuable counsel to the Company on financial matters and business opportunities related to the Company's business strategy. In addition, Mr. Stevenson's extensive board service at numerous companies in the mining industry provides him deep industry knowledge and allows him to provide important corporate governance insight to the Company.

ELECTION OF DIRECTORS (PROPOSAL NO. 1) — CONTINUED

Mark K. Wheatley
Member of the Audit, Compensation and Health, Safety, Environment and Public Affairs Committees

Mark K. Wheatley has served as a director since January 2013. Mr. Wheatley has more than 25 years of global metals and mining exploration and development experience and has served on the boards of numerous companies over the last 10 years. Mr. Wheatley currently serves as Chairman of Xanadu Mines Ltd. Mr. Wheatley previously served as Chairman of Goliath Gold Mining Limited from March 2011 to April 2013 and as Chairman of Gold One International Limited from May 2009 through December 2011 and then as lead independent director through December 2012. Mr. Wheatley also served as a director of Uranium One Inc. from 2005 through 2010 and as a director of St. Barbara Limited from November 2003 to July 2006, and was Chairman of Norton Gold Fields Ltd during a one-year restructuring period ending in July 2011. Mr. Wheatley was Chief Executive Officer of Southern Cross Resources from 2003, and Chairman of the Board beginning in 2004, until the company merged to create Uranium One in 2005. Mr. Wheatley's executive management experience also includes Managing Director and Chief Executive Officer of BMA Gold Ltd. from July 2006 to May 2009 (including during a period of voluntary administration from January 2007 through November 2007), General Manager of Corporate Development for Aurion Gold, and Senior Vice President within the global mining team of Bankers Trust Australia. Mr. Wheatley started his career at BHP in 1979 and worked in a number of technical and commercial roles.

Mr. Wheatley's qualifications for election to the Company's Board of Directors include his extensive executive and mining experience, including management and board positions in the uranium industry. Mr. Wheatley's successfully leadership of companies in all aspects and phases of project development, including finance, operations, exploration, production and ultimately closure, makes him a valuable advisor to the Company as it works to develop its asset base in South Texas and New Mexico.

OWNERSHIP OF URI COMMON STOCK

STOCK OWNERSHIP OF OFFICERS AND DIRECTORS

The following table shows, as of April 18, 2014, the number of shares of URI common stock beneficially owned by each director, by each of the named executive officers identified in the 2013 Summary Compensation Table on page 32 in this Proxy Statement, and by all current directors and executive officers as a group. The percentage of beneficial ownership is based on 24,605,399 shares of common stock outstanding as of the close of business on April 18, 2014. The information in this table is based solely on statements in filings with the SEC or other reliable information.

Name of Individual or Group	Number of Shares of URI Common Stock Beneficially Owned(1)	Percent of Class
Paul K. Willmott	136,103	*
Christopher M. Jones	73,529	*
Terence J. Cryan	72,348(2)	*
Marvin K. Kaiser	41,559	*
Tracy A. Stevenson	—	*
Mark K. Wheatley	7,916	*
Jeffrey L. Vigil	29,918	*
Mark S. Pelizza	73,345	*
Dean T. "Ted" Wilton	13,178	*
Dain A. McCoig	13,610	*
All current directors and executive officers as a group (10 persons)	461,506	1.9%

*
Represents less than 1%.

(1)
Includes the following shares that directors and executive officers have the right to acquire within 60 days after April 18, 2014 through the exercise of vested stock options: Paul K. Willmott, 57,499 shares; Christopher M. Jones, 14,259 shares; Terence J. Cryan, 46,249 shares; Marvin K. Kaiser, 16,249 shares; Mark K Wheatley, 1,250 shares; Mark S. Pelizza, 40,000 shares; Dain A. McCoig, 7,624 shares; and all current directors and executive officers as a group, 183,130 shares. Also includes the following shares that directors and executive officers have the right to acquire within 60 days after April 18, 2014 through the vesting of RSUs: each of Messrs. Willmott, Cryan, Kaiser and Wheatley, 6,666 shares; Mr. Vigil, 26,666 shares; and all current directors and executive officers as a group, 53,330 shares. Except as otherwise noted, the directors and executive officers exercise sole voting and investment power over their shares shown in the table and none of the shares are subject to pledge.

(2)
Includes 100 shares held through the IRA of Mr. Cryan's spouse.

OWNERSHIP OF URI COMMON STOCK — CONTINUED

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding persons or groups known to the Company to be beneficial owners of more than 5% of our outstanding common stock.

Name and Address of Beneficial Owner	Number of Shares of URI Common Stock Beneficially Owned	Percent of Class
Resource Capital Fund V L.P.(1) 1400 Sixteenth Street, Suite 200 Denver, Colorado 80202	8,601,235	32.4%
Neil Gagnon(2) 1370 Avenue of the Americas, Suite 2400 New York, New York 10019	1,270,868	5.2%

(1)
Resource Capital Fund V L.P. ("RCF") reported that, as of April 14, 2014, each of RCF, its general partner, Resource Capital Associates V L.P. ("Associates V"), and the general partner of Associates V, RCA V GP Ltd. ("RCA V"), may be deemed to have sole voting and dispositive power over 8,601,235 shares of our common stock. The investment and voting control of RCA V is exercised by Messrs. Ryan T. Bennett, Ross R. Bhappu, Russ Cranswick, James McClements, Henderson G. Tuten and Ms. Sherri Croasdale (collectively, the "Principals"). Each of the Principals disclaims beneficial ownership of the shares listed, except to the extent of each of their pecuniary interest therein. Such information is based upon a Schedule 13D/A filed February 7, 2014 and a Form 4 filed April 14, 2014.

(2)
Neil Gagnon has sole voting and dispositive power over 120,988 shares of our common stock. Mr. Gagnon is also the managing member and principal owner of Gagnon Securities LLC ("GS"), an investment manager for several customer accounts. Mr. Gagnon and GS may be deemed to share voting power with respect to 626,180 shares of our common stock held in the customer accounts and dispositive power with respect to 627,785 shares of our common stock held in the customer accounts. GS and Mr. Gagnon expressly disclaim beneficial ownership of all securities held in the customer accounts. In addition, Mr. Gagnon and GS may be deemed to share voting and dispositive power with respect to the 464,130 shares of our common stock held by Gagnon Investment Associates, LLC ("GIA"), a private investment fund, in connection with GS's role as investment manager to GIA. GS and Mr. Gagnon expressly disclaim beneficial ownership of all securities held by GIA. Such information is based upon a Schedule 13G filed March 12, 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our directors and executive officers and persons who own more than 10% of our outstanding common stock to file reports of ownership and changes in ownership of our common stock. To our knowledge, based on a review of those forms and written representations, in 2013 all required forms were filed on time with the SEC, with the exception of a Form 3 required to be filed by Dain A. McCoig by February 4, 2013 following his promotion to Vice President – South Texas Operations on January 24, 2013. The Form 3 was filed on April 10, 2013.

CORPORATE GOVERNANCE

BOARD OF DIRECTORS

Our business and affairs are overseen by our Board of Directors pursuant to the Delaware General Corporation Law and our Amended and Restated Bylaws. Members of the Board of Directors are kept informed of the Company's business through discussions with the Chairman and key members of management, by reviewing materials provided to them and by participating in Board and Committee meetings. All members of the Board of Directors are elected annually by the stockholders.

Regular attendance at Board meetings and the Annual Meeting is expected of each director. Our Board of Directors held eleven meetings during 2013, including one meeting held on-site at one of the Company's properties. No director attended fewer than 75% of the total number of Board and applicable Committee meetings (held during the period that such director served) in 2013. The independent directors met in executive session at each Board meeting held in 2013. All but one of the directors at the time attended the 2013 Annual Meeting of Stockholders.

BOARD LEADERSHIP STRUCTURE

The Company's governing documents allow the roles of Chairman and Chief Executive Officer to be filled by the same or different individuals. This approach allows the Board flexibility to determine whether the two roles should be separate or combined based upon the Company's needs and the Board's assessment of the Company's leadership from time to time. Although the Board regularly considers and is open to different structures as circumstances may warrant, the Board believes that the current arrangement of having a non-management Chairman is currently in the best interests of the Company and its stockholders. The Chairman, Mr. Willmott, served as the Chief Executive Officer of the Company from July 1995 to August 2007 and, following his retirement as an executive officer of the Company, as Executive Chairman from August 2007 to February 2013. The current separation between the roles of Chairman and Chief Executive Officer appropriately balances the need for the Chief Executive Officer to manage the daily activities of the Company, and the Chairman serves as a liaison between the Board and executive management in an effort to enhance this relationship.

DIRECTOR INDEPENDENCE

The Board annually reviews all relationships that directors have with the Company to affirmatively determine whether the directors are "independent" under NASDAQ listing standards. The Board has determined that each of Messrs. Cryan, Kaiser, Stevenson and Wheatley is "independent." In arriving at the foregoing independence determination, the Board of Directors considered transactions and relationships between each director or any member of his immediate family and the Company, its subsidiaries or its affiliates, including Mr. Cryan's service as the Company's Interim President and Chief Executive Officer from September 2012 through March 2013. The Board has determined that the directors designated as "independent" have no relationship with the Company that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director.

ARRANGEMENTS REGARDING ELECTION OF DIRECTORS

Under a Stockholders' Agreement between RCF and the Company dated March 1, 2012, as subsequently modified by a Bridge Loan Agreement between the Company and RCF dated December 17, 2012 and a Loan Agreement between the Company and RCF dated November 13, 2013, the Company and RCF have the following arrangements regarding the election of directors: (i) so long as RCF and its affiliates own or hold shares of URI common stock which in the aggregate

CORPORATE GOVERNANCE — CONTINUED

exceed 10% of the Company's issued and outstanding common stock, RCF will be entitled to have one designee placed in nomination for a seat on the Company's Board of Directors; (ii) so long as RCF and its affiliates own or hold shares of URI common stock which in the aggregate exceed 25% of the Company's issued and outstanding common stock, RCF will be entitled to have an additional designee placed in nomination for a seat on the Company's Board of Directors; and (iii) so long as any obligations remain outstanding under the Loan Agreement, RCF has the right to nominate two individuals to serve of the Company's Board of Directors. Tracy A. Stevenson and Mark K. Wheatley currently serve as RCF's designees to the Company's Board of Directors. Mr. Wheatley and RCF are also party to an agreement pursuant to which Mr. Wheatley may be entitled to additional compensation from RCF upon RCF's sale of its holdings in the Company.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Interested parties, including our stockholders, desiring to communicate with our Board members, including our non-management directors as a group, may do so by mailing a request to the Secretary of Uranium Resources, Inc. at 6950 S. Potomac Street, Suite 300, Centennial, Colorado 80112. Pursuant to the instruction of the Company's non-management directors, the Secretary will review inquiries and if they are relevant to, and consistent with our operations, policies and procedures, they will be forwarded to the director or directors to whom they are addressed. Inquiries not forwarded will be retained by the Company and will be made available to any director upon request.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has established four standing Committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Health, Safety, Environment and Public Affairs Committee. The table below indicates the members of each standing Board Committee:

Board Member	Audit	Compensation	Nominating and Corporate Governance	Health, Safety, Environment and Public Affairs
Terence J. Cryan*		Chair(1)	Chair
Christopher M. Jones				X
Marvin K. Kaiser*	Chair	X	X
Tracy A. Stevenson*	X(2)			X(2)
Mark K. Wheatley*	X	X(1)		X
Paul K. Willmott				Chair

*
independent director

(1)
Mr. Wheatley replaced John H. Pfahl as a member of the Compensation Committee on July 30, 2013 and will become Chairman of the Compensation Committee following the 2014 Annual Meeting.

(2)
Mr. Stevenson replaced John H. Pfahl as a member of the Audit Committee on December 27, 2013 and joined the Health, Safety, Environment and Public Affairs on March 20, 2014.

CORPORATE GOVERNANCE — CONTINUED

The Board has also established a temporary Finance Committee, consisting of Messrs. Cryan, Jones, Kaiser and Willmott, to consider and act upon certain matters in connection with the November 2013 Loan Agreement with RCF and certain other financing matters. The Finance Committee held nine meetings in 2013 and anticipates concluding its business and dissolving by the end of 2014.

Each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operates under a charter, adopted by the Board of Directors, which is available on our website at http://urre.client.shareholder.com under "Corporate Governance," or in print, without charge, to any stockholder who sends a request to the office of the Secretary of Uranium Resources, Inc. at 6950 S. Potomac Street, Suite 300, Centennial, Colorado 80112. Each charter was revised in 2013. The functions performed by each of the standing Committees are briefly described below.

THE AUDIT COMMITTEE

The Audit Committee held six meetings in 2013. The Audit Committee's primary responsibilities are to:

•
assist the Board of Directors in discharging its responsibilities with respect to the accounting policies, internal controls and financial reporting of the Company;

•
monitor compliance with applicable laws and regulations, standards and ethical business conduct, and the systems of internal controls;

•
assist the Board of Directors in its oversight of the qualifications, independence and performance of the registered public accounting firm engaged to be the independent auditor of the Company; and

•
prepare the report required to be included in the Company's proxy statements.

The Board of Directors has determined that Mr. Kaiser, the chairman of the Audit Committee, satisfies the criteria adopted by the SEC to serve as an "audit committee financial expert." In addition, the Board of Directors has determined that each of Messrs. Kaiser, Stevenson and Wheatley, constituting all members of the Audit Committee, is an independent director pursuant to the requirements under the Exchange Act and NASDAQ listing standards and is able to read and understand the Company's fundamental financial statements.

THE COMPENSATION COMMITTEE

The Compensation Committee held nine meetings in 2013. The Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors regarding the compensation of the Company's directors and executive officers and administering and implementing the Company's incentive compensation plans and equity based plans. The Compensation Committee's duties and responsibilities are to:

•
review and approve corporate goals and objectives relevant to the compensation of the Company's executive officers;

•
evaluate the performance of the Company's executive officers in light of such goals and objectives; and

•
determine and approve executive officer compensation based on such evaluation.

The Compensation Committee also reviews and discusses the Compensation Discussion and Analysis appearing in our proxy

CORPORATE GOVERNANCE — CONTINUED

statements with our management, and based on such review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis set forth herein be included in this Proxy Statement.

Under our Compensation Committee Charter, the Compensation Committee has the authority to retain compensation consultants. In the past, the Compensation Committee engaged Buck Consultants, LLC to review and make recommendations regarding our executive compensation programs. Certain elements of our executive compensation programs have been developed, based in part, on the recommendations of Buck Consultants, LLC. See the discussion under the heading "Compensation Discussion and Analysis" for further information regarding the executive compensation programs. The Compensation Committee also has the authority to obtain advice and assistance from our executives, internal or external legal, accounting or other advisors as it determines necessary to carry out its duties.

The Compensation Committee may delegate its authority to determine the amount and form of compensation paid to the Company's non-executive employees and consultants to officers and other appropriate supervisory personnel. It may also delegate its authority (other than its authority to determine the compensation of the Company's Chief Executive Officer) to a subcommittee of the Compensation Committee. Finally, to the extent permitted by applicable law, the Compensation Committee may delegate to one or more officers of the Company (or other appropriate personnel) the authority to recommend stock options and other stock awards for employees who are not executive officers or members of the Board of Directors of the Company.

THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee held four meetings in 2013. The Nominating and Corporate Governance Committee's duties and responsibilities are to:

•
recommend to the Board of Directors director nominees for the annual meeting of stockholders;

•
identify and recommend candidates to fill vacancies occurring between annual stockholder meetings; and

•
oversee all aspects of corporate governance of the Company.

The Nominating and Corporate Governance Committee identifies director candidates based on input provided by a number of sources, including members of the Committee, other directors, our stockholders, members of management and third parties. The Nominating and Corporate Governance Committee does not distinguish between nominees recommended by our stockholders and those recommended by other parties. Any stockholder recommendation must be sent to the Secretary of Uranium Resources, Inc. at 6950 S. Potomac Street, Suite 300, Centennial, Colorado 80112, and must include detailed background information regarding the suggested candidate that demonstrates how the individual meets the Board membership criteria discussed below. The Nominating and Corporate Governance Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates.

As part of the identification process, the Nominating and Corporate Governance Committee takes into account each candidate's business and professional skills, experience serving in management or on the

CORPORATE GOVERNANCE — CONTINUED

board of directors of companies similar to the Company, financial literacy, independence, personal integrity and judgment. In conducting this assessment, the Nominating and Corporate Governance Committee will, in connection with its assessment and recommendation of candidates for director, consider diversity (including, but not limited to, gender, race, ethnicity, age, experience and skills) and such other factors as it deems appropriate given the then-current and anticipated future needs of the Board and the Company, and to maintain a balance of perspectives, qualifications, qualities and skills on the Board. The Board of Directors does not have a formal diversity policy for directors. However, the Board of Directors is committed to an inclusive membership. Although the Nominating and Corporate Governance Committee may seek candidates that have different qualities and experiences at different times in order to maximize the aggregate experience, qualities and strengths of the Board members, nominees for each election or appointment of directors will be evaluated using a substantially similar process. Incumbent directors who are being considered for re-nomination are re-evaluated both on their performance as directors and their continued ability to meet the required qualifications.

THE HEALTH, SAFETY, ENVIRONMENT AND PUBLIC AFFAIRS COMMITTEE

The Health, Safety, Environment and Public Affairs Committee held one meeting in 2013, which was held on-site at one of the Company's properties. Its function is to provide oversight to the Company as the Company undertakes and conducts, in compliance with all regulatory, statutory and Company policies, its operations in an economically and socially responsible manner, with due regard to the safety and health of its employees, the impact of its operations on the natural environment, and the social, economic, health and environmental-related impacts in the communities in which the Company operates.

CODES OF ETHICS

The Company has adopted a Code of Ethics for Senior Financial Officers, which is applicable to the Company's chief executive officer, chief financial officer, controller, treasurer and chief internal auditor, and a Code of Business Conduct and Ethics, which is applicable to all of the Company's directors, officers and employees. Copies of the codes are available on our website at http://urre.client.shareholder.com under "Corporate Governance," or in print, without charge, to any stockholder who sends a request to the office of the Secretary of Uranium Resources, Inc. at 6950 S. Potomac Street, Suite 300, Centennial, Colorado 80112.

RELATED PARTY TRANSACTIONS

The Company's general policy with respect to related party transactions is included in its Code of Business Conduct and Ethics, the administration of which is overseen by the Audit Committee. Directors and officers of the Company are required to report any transaction that the Company would be required to disclose pursuant to Item 404(a) of Securities and Exchange Commission Regulation S-K (a "Related Party Transaction") to the Audit Committee.

The Company collects information about potential Related Party Transactions in its annual questionnaire completed by directors and officers. Potential Related Party Transactions are subject to the review and approval of the non-interested members of the Audit Committee. In determining whether to approve any such transaction, the Audit Committee will consider such factors as it deems relevant, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained

CORPORATE GOVERNANCE — CONTINUED

in arm's length negotiations with an unrelated third party.

On August 31, 2012, the Company acquired Neutron Energy, Inc. ("Neutron"). In anticipation of the acquisition, on March 1, 2012, the Company entered into an Investment Agreement (the "Investment Agreement") with RCF, pursuant to which RCF purchased approximately 4.5 million shares of URI common stock for $35.0 million in transactions closing in March 2012, August 2012 and September 2012, the proceeds of which were used to repay Neutron debt and fund the working capital of the Company and Neutron. In connection with the execution of the Investment Agreement, on March 1, 2012, the Company entered into a Registration Rights Agreement with RCF, pursuant to which RCF is granted certain registration rights with respect to the shares of URI common stock issued under the Investment Agreement.

On December 17, 2012, the Company entered into a Bridge Loan Agreement (the "Bridge Loan Agreement") among the Company, each of the Company's subsidiaries, as guarantors, and RCF, pursuant to which RCF provided a secured bridge loan to the Company in the amount of $5.0 million on December 18, 2012. The Company's obligations under the Bridge Loan Agreement carried an annualized interest rate of 10% and were secured by a first priority lien on all personal property of the Company and its subsidiaries. On December 18, 2012, the Company issued 42,883 shares of common stock to RCF in satisfaction of an establishment fee due under the terms of the Bridge Loan Agreement. On January 10, 2013 and March 5, 2013, the Company issued 4,861 shares and 26,482 shares, respectively, in satisfaction of interest due under the Bridge Loan Agreement. On March 5, 2013, RCF purchased approximately 2.0 million shares in a rights offering pursuant to its obligations under a Standby Purchase Agreement, dated December 17, 2012, under which RCF agreed to exercise subscription rights for the purchase of $5.0 million of common stock in a private placement. The subscription price for the common stock purchased in the rights offering was satisfied by offset against amounts outstanding under the Bridge Loan Agreement, which was subsequently terminated.

On November 13, 2013, the Company and RCF entered into a Loan Agreement (the "Loan Agreement") whereby RCF agreed, subject to the terms and conditions set forth in the Loan Agreement, to provide a secured convertible loan facility of up to $15.0 million to the Company (the "Facility"). Amounts drawn on the Facility carried an annualized interest rate of 12% until stockholder approval, and 10% thereafter. The Facility consists of three tranches of $5.0 million each. RCF advanced $3.0 million of the first $5.0 million tranche shortly following the closing of the Loan Agreement, and on January 29, 2014, the stockholders approved the Loan Agreement and the issuance of shares thereunder. Following such approval, on February 4, 2014, the Company drew the remaining $2.0 million of the first tranche. Currently, RCF can convert, at its election, the first $5.0 million drawn on the Facility into 1,923,077 shares of the Company's common stock. The Company has issued 117,188 shares in satisfaction of an establishment fee under the Loan Agreement and 66,955 shares in satisfaction of interest and a commitment fee through March 31, 2014.

RCF beneficially owned approximately 32.4% of the Company's outstanding common stock as of April 18, 2014. In addition, under a Stockholders' Agreement between RCF and the Company dated March 1, 2012, as subsequently modified by the Bridge Loan Agreement and the Loan Agreement, RCF has certain rights to designate nominees to the Board of Directors. See "Arrangements Regarding Election of Directors" on page 11 of this Proxy Statement. The Company's

CORPORATE GOVERNANCE — CONTINUED

agreements and transactions with RCF could therefore be considered Related Party Transactions. Each of the Investment Agreement, Stockholders' Agreement, Registration Rights Agreement, Bridge Loan Agreement, Standby Purchase Agreement and Loan Agreement were approved unanimously by the Board, including all members of the Audit Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2013, the Compensation Committee consisted of Terence J. Cryan, Marvin K. Kaiser, John H. Pfahl (until July 30, 2013) and Mark K. Wheatley (after July 30, 2013). Other than Mr. Cryan's service as the Company's Interim President and Chief Executive Officer from September 28, 2012 to March 31, 2013, no member of the Compensation Committee is now, or was during 2013, an officer or employee of the Company. No member of the Compensation Committee had any relationship with the Company or any of its subsidiaries during 2013 pursuant to which disclosure would be required under applicable rules of the SEC pertaining to the disclosure of transactions with related persons. None of the executive officers of the Company currently serves or served during 2013 on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on the Company's Board of Directors or Compensation Committee.

BOARD OVERSIGHT OF RISK MANAGEMENT

The Board of Directors has overall responsibility for risk oversight with a focus on the most significant risks facing the Company. The Board of Directors relies upon the President and Chief Executive Officer to supervise day-to-day risk management, who reports directly to the Board and certain Committees on such matters as appropriate.

The Board of Directors delegates certain oversight responsibilities to its Committees. For example, while the primary responsibility for financial and other reporting, internal controls, compliance with laws and regulations and ethics rests with the management of the Company, the Audit Committee provides risk oversight with respect to the Company's financial statements, the Company's compliance with legal and regulatory requirements and corporate policies and controls, and the independent auditor's selection, retention, qualifications, objectivity and independence. Additionally, the Compensation Committee provides risk oversight with respect to the Company's compensation programs, and the Nominating and Governance Committee provides risk oversight with respect to the Company's governance structure and processes and succession planning. The Board and each Committee consider reports and presentations from the members of management responsible for the matters considered to enable the Board and each Committee to understand and discuss risk identification and risk management.

AUDIT COMMITTEE REPORT

The Audit Committee, operating under a written charter adopted by the Board of Directors, reports to and acts on behalf of the Board of Directors by providing oversight of the Company's independent auditors and the Company's financial management and financial reporting procedures. Management has primary responsibility for preparing the Company's financial statements and establishing effective internal financial controls. Hein & Associates LLP, the Company's independent registered public accountants, is responsible for auditing those financial statements and expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles.

The Audit Committee reviews the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial control, for preparing the financial statements and for the public reporting process. Hein & Associates LLP is responsible for expressing opinions on the conformity of the Company's audited financial statements with generally accepted accounting principles.

In this context, the Audit Committee reviewed and discussed with management and Hein & Associates LLP the audited financial statements for the year ended December 31, 2013 and management's assessment of the effectiveness of the Company's internal control over financial reporting. The Audit Committee has discussed with Hein & Associates LLP the matters that are required to be discussed by the applicable Public Company Accounting Oversight Board standards. Hein & Associates LLP has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Hein & Associates LLP's communications with the Audit Committee concerning independence, and the Audit Committee discussed with Hein & Associates LLP that firm's independence. The Audit Committee also concluded that Hein & Associates LLP's provision of audit and non-audit services to the Company and its affiliates is compatible with Hein & Associates LLP's independence.

Based on the considerations referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2013 be included in the Company's Annual Report on Form 10-K for 2013 and selected Hein & Associates LLP as the independent registered public accountants for the Company for 2014.

This Report has been submitted by the following members of the Audit Committee of the Board of Directors:

    Marvin K. Kaiser, Chairman
    Tracy A. Stevenson
    Mark K. Wheatley

The information contained in the foregoing Audit Committee Report shall not be deemed "soliciting material" or "filed" with the SEC, nor shall such information be incorporated by reference into a future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS (PROPOSAL NO. 2)

The Board of Directors has unanimously appointed Hein & Associates LLP to be our independent registered public accountants for the year ending December 31, 2014, and has further directed that management submit the appointment of our independent registered public accountants for ratification by the stockholders at the 2014 Annual Meeting. In recommending ratification by the stockholders of such appointment, the Board of Directors is acting upon the recommendation of the Audit Committee, which has satisfied itself as to the firm's professional competence and standing.

Ratification of the appointment of Hein & Associates LLP by the stockholders is not required by law. As a matter of policy, however, such appointment is being submitted to the stockholders for ratification at the 2014 Annual Meeting because the Audit Committee and the Board of Directors believe this to be a good corporate practice. The persons designated in the enclosed proxy will vote your shares FOR ratification unless you include instruction in your signed proxy to the contrary. If the stockholders fail to ratify the appointment of this firm, the Board of Directors will reconsider the matter.

Representatives of Hein & Associates LLP are expected to be present at the Annual Meeting to answer appropriate questions from the stockholders and will be given an opportunity to make a statement on behalf of Hein & Associates LLP should they desire to do so. None of our directors or executive officers has any substantial interest, direct or indirect, in Hein & Associates LLP.

The Board of Directors unanimously recommends a vote FOR
the ratification of the appointment of Hein & Associates LLP as independent registered public accountants of the Company.

AUDIT AND NON-AUDIT FEES

The following table presents fees billed for professional audit services rendered by Hein & Associates LLP, the Company's independent registered public accountants, for the audit of the Company's annual financial statements for 2012 and 2013, and fees billed for other services rendered by Hein & Associates LLP.

	2012	2013
Audit fees(1)	$188,937	$199,012
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

(1)
Audit fees include fees for the audits of the Company's consolidated financial statements and fees in connection with internal controls testing and evaluation under Sarbanes-Oxley requirements and for services that are usually provided by an auditor in connection with statutory and regulatory filings and engagements.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor to assure that the provision of such services does not impair the auditor's independence. All of the foregoing services were pre-approved by the Audit Committee.

EXECUTIVES AND EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

The executive officers serve at the discretion of the Board of Directors. All officers are employed on a full-time basis.

Name	Age	Position
Christopher M. Jones	55	President and Chief Executive Officer
Jeffrey L. Vigil	60	Vice President – Finance and Chief Financial Officer
Mark S. Pelizza	62	Senior Vice President – Health, Safety, Environment and Public Affairs
Dean T. (Ted) Wilton	66	Vice President and Chief Geologist
Dain A. McCoig	34	Vice President – South Texas Operations

Please see above under "Election of Directors (Proposal No. 1)" for information about Christopher M. Jones, the Company's President and Chief Executive Officer. The following paragraphs set forth certain information concerning the business experience of the Company's other executive officers.

JEFFREY L. VIGIL joined the Company as Vice President – Finance and Chief Financial Officer in June 2013. Mr. Vigil is a mining industry financial veteran with more than thirty years of financial management experience in both production stage and development stage enterprises. Previously, he served in various financial positions, including Chief Financial Officer, at Energy Fuels, a uranium company, from April 2009 to May 2013, where he was responsible for financial and management reporting, equity financings, tax planning and compliance, treasury functions and risk management. Mr. Vigil also managed financial, operational and legal due diligence for a number of acquisitions. Prior to Energy Fuels, he served as Chief Financial Officer for Koala Corporation, which filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code in March 2007. Mr. Vigil is a graduate of the University of Wyoming with a Bachelor of Science degree in Accounting and is a licensed Certified Public Accountant in the State of Colorado.

MARK S. PELIZZA has served as our Environmental Manager since 1980, and as such, he has been responsible for all environmental regulatory activities. In February 1996, he was appointed Vice President – Health, Safety and Environmental Affairs. From November 1999 through December 2004, he was appointed President of Hydro Resources, Inc., a wholly owned subsidiary of the Company. Before joining us, he was employed for two years by Union Carbide as an Environmental Planning Engineer at Union Carbide's Palangana solution mining plant in South Texas. Mr. Pelizza received a Master of Science degree in Engineering Geology from Colorado School of Mines in 1978 and a Bachelor of Science degree in Geology from Fort Lewis College in 1974.

DEAN T. (TED) WILTON joined the Company in April 2012 as Vice President and Chief Geologist. Mr. Wilton, who has over 40 years of experience in the mining industry, is responsible for the development and implementation of exploration and delineation policies, systems, processes, procedures and controls related to both the exploration and development of existing properties as well as identifying potential new projects. Mr. Wilton has a comprehensive range of experience from greenfield to advanced stage mineral exploration and development programs in a variety of regions

EXECUTIVES AND EXECUTIVE COMPENSATION — CONTINUED

from North America and Latin America to Australia and New Zealand. He has participated in the discovery of a number of uranium and gold deposits over his career which includes a variety of technical and leadership roles at Freeport McMoRan, Inc., Kinross Gold Corporation, Neutron Energy, Inc., Victoria Gold Corporation and Klondex Mines Ltd. Prior to joining the Company in April 2012, Mr. Wilton served as Vice President – Exploration for Klondex Mines Ltd. from January 2012 to March 2012, Vice President – Exploration for Victoria Gold Corporation from January 2011 to December 2011, and as Chief Geologist for Neutron Energy, Inc. from March 2005 to December 2010. Mr. Wilton is a graduate of the New Mexico Institute of Mining and Technology and has been honored with the 2011 Distinguished Alumni Achievement award as well as being a Certified Professional Geologist.

DAIN A. MCCOIG joined the Company in 2004 as Plant Engineer and was promoted to Kingsville Dome Plant Supervisor in 2005, Senior Engineer in August 2008, Manager – South Texas Operations in April 2010 and Vice President – South Texas Operations in January 2013. Mr. McCoig earned a Bachelor of Science degree in Mechanical Engineering from Colorado School of Mines in 2002 and attained his certification as a Professional Engineer from the Texas Board of Professional Engineers in 2010.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we discuss our compensation philosophy and describe the compensation program for our senior executive team. We explain how our Board's Compensation Committee determines compensation for our senior executives and its rationale for specific 2013 decisions. We also discuss numerous changes the Committee has made to our program over the past several years to advance its fundamental objective: aligning our executive compensation with the long-term interests of our stockholders.

The Compensation Discussion and Analysis describes the compensation of the following named executive officers ("NEOs"):

Name	Title
Christopher M. Jones	President, Chief Executive Officer and Director
Terence J. Cryan	Interim President and Chief Executive Officer
Jeffrey L. Vigil	Vice President – Finance and Chief Financial Officer
Mark S. Pelizza	Senior Vice President – Health, Safety and Environmental Affairs
Dean T. "Ted" Wilton	Vice President and Chief Geologist
Dain A. McCoig	Vice President – South Texas Operations

Executive Summary

Our executive compensation program is designed to reward exceptional organizational and individual performance and to align our management's interests with that of our stockholders. Performance of our executives is evaluated based on financial and non-financial goals that balance achievement of short-terms goals related to the continued improvement of the Company's business and long-term goals that seek to maximize stockholder value.

EXECUTIVES AND EXECUTIVE COMPENSATION — CONTINUED

2013 Achievements

The Company achieved many of its goals during 2013 as a result of prolonged efforts by management, including:

•
reduction of the Company's cash burn rate and consolidation of the Company's offices in Colorado;

•
acknowledgment by the Navajo Nation Council Resources and Development Committee of the Company's right-of-way and surface use at the Churchrock properties in New Mexico;

•
substantial completion of restoration work at Kingsville Dome;

•
amendment of the Itochu supply contract; and

•
regaining compliance with the NASDAQ listing standards.

2013 Compensation Plan Overview

Our compensation program provides total direct compensation to our NEOs that supports our philosophy of pay-for-performance and alignment of incentives between our management and stockholders. To that end, we have implemented the following policies and practices:

•
Significant "At-Risk" Compensation. A significant portion of NEO compensation and bonus opportunities are based on each NEO's individual performance and the performance of the Company. Two-thirds of the initial equity grants to our CEO and CFO in 2013 were performance-based, with a significant risk of forfeiture – one-third of our CEO's performance-based awards that could vest in 2014 based on 2013 performance were forfeited.

•
Short-Term Incentive Compensation. The short-term incentive compensation component of our compensation program includes an annual incentive payment, payable in cash or stock, upon the achievement of specific planned performance goals. Such incentive payment serves as a vehicle for recruitment and retention and allows us to deliver competitive compensation tied to performance. In 2013, the Compensation Committee determined our NEOs earned from 45% to 63% of their target awards, again based on individual and Company-wide performance.

•
Long-Term Incentive Compensation. The long-term incentive compensation component of our compensation program includes restricted stock units ("RSUs") tied to both performance and continued service. The award of such RSUs further aligns our management's interests with our long-term performance and stockholder value.

•
Fixed Compensation. The fixed compensation elements of our compensation program include a base salary and retirement health and welfare benefits.

•
Stock Ownership Guidelines. Our stock ownership guidelines require that the Company's CEO and CFO obtain shares of our common stock valued at three times their base salaries to ensure that management's interests are aligned with the long-term interests of our stockholders. These ownership requirements also serve as a retention tool through holding period requirements.

•
No Perquisites. We do not provide any perquisites, whether cash or otherwise, to our CEO, CFO or other NEOs.

•
Consideration of "Say-on-Pay" Vote. As in prior years, our stockholders continued

EXECUTIVES AND EXECUTIVE COMPENSATION — CONTINUED

  to show strong support for our executive compensation program by approving such program with approximately 97% of votes cast in favor of the "say-on-pay" proposal at the 2013 Annual Meeting. The Compensation Committee views this continued support as a strong endorsement of our program.

Philosophy and Objectives of Our Compensation Plan

Our compensation program is centered around a philosophy that focuses on management retention, alignment of interests between management and the stockholders and pay-for-performance compensation. We believe this philosophy allows us to compensate our NEOs competitively, while simultaneously ensuring continued development and achievement of key business strategy goals. The Compensation Committee firmly believes that our pay-for-performance philosophy should recognize both short- and long-term performance and should include both cash and equity compensation arrangements that are supported by strong corporate governance, including active and effective oversight by the Compensation Committee.

Objectives

The Compensation Committee has outlined the following objectives for compensation of our NEOs and considers such objectives in making compensation decisions:

Objective	Description

Attraction and Retention	We provide competitive compensation to our NEOs and tie a significant portion of compensation to time-based and performance-based vesting requirements. Together, these actions help to ensure that we can continue to attract key management personnel and retain such personnel.
Pay for Performance	A significant portion of each NEO's compensation is "at-risk" or variable, based on predetermined performance criteria. Such criteria include both short- and long-term goals, as well as financial and non-financial goals. The Compensation Committee considers each of these criteria in making its compensation decisions each year.
Pay Mix	We use a variety of fixed-pay and incentive compensation forms, including cash, stock, options and RSUs.
Alignment of Incentives	We require our CEO and CFO to obtain a significant stock ownership stake in the Company and tie a meaningful portion of NEO compensation to awards that vest over multi-year periods.
Competitive Packages	We evaluate our compensation program in an effort to provide a competitive compensation package to each NEO that takes into account their responsibilities, performance and organization.

How Executive Compensation is Determined

Role of the Compensation Committee

The Compensation Committee of the Board of Directors oversees the Company's executive compensation programs. Additionally, the Compensation Committee is charged with the review and approval of all annual compensation decisions relating to the NEOs and the Company's other officers.

The Compensation Committee is composed entirely of independent, non-management members of the Board of Directors. Each

EXECUTIVES AND EXECUTIVE COMPENSATION — CONTINUED

member of the Compensation Committee is both a "non-employee director" within the meaning of Rule 16b-3 of the Exchange Act, and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code. No Compensation Committee member participates in any of the Company's employee compensation programs. Each year the Company reviews any and all relationships that each director has with the Company, and the Board of Directors subsequently reviews these findings. The Board of Directors has determined that none of the Compensation Committee members has any material business relationships with the Company, other than Terence J. Cryan's service as Interim President and Chief Executive Officer from September 2012 to March 2013, which the Board has determined does not impair Mr. Cryan's independence.

The responsibilities of the Compensation Committee, as stated in its charter, include the following:

•
review and make such recommendations to the Board of Directors as the Compensation Committee deems advisable with regard to all incentive-based compensation plans and equity-based plans;

•
review and approve the corporate goals and objectives that may be relevant to the compensation of the Company's NEOs;

•
evaluate the performance of the NEOs in light of the goals and objectives that were set and determine and approve the compensation of the NEOs based on such evaluation; and

•
review and approve the recommendations of the CEO with regard to the compensation of all officers of the Company other than the CEO.

Role of Management

The Compensation Committee considers input from the CEO when making executive compensation decisions for the other NEOs. The CEO's input is useful because the CEO reviews and observes the performance of the other NEOs at the Company. No other NEO is present or privileged to the recommendations of the CEO to the Compensation Committee. The Compensation Committee and Board of Directors determine the compensation of the CEO without any management input.

Financial Performance Goals

The Compensation Committee believes that a significant portion of each NEO's compensation should be tied to the Company's performance measured against stockholder value creation. By doing so, officers have the incentive of increasing stockholder value. The Company also measures financial performance awards against certain operational cost targets, budget targets and development and production objectives. Performance goals have changed from time to time and will continue to change as the conditions of the Company and the uranium market evolve.

Non-Financial Performance Goals

The Compensation Committee also believes that a significant portion of NEO compensation should be tied to achievement of the following non-financial performance goals and exhibition of the following core values:

Non-Financial Performance Goals:

•
continued viability of the Company as a going concern through the low price cycle for uranium concentrate and, as conditions permit, the development of a strong balance sheet;

EXECUTIVES AND EXECUTIVE COMPENSATION — CONTINUED

•
development and implementation of a strategy for market competitiveness in acquiring additional properties for future development and operation;

•
retention of existing uranium properties and resources for development and operation at a time when an economic cycle for uranium selling prices returns;

•
growth goals associated with development of the Company's New Mexico resources, expanded financing sources, return to production in South Texas and strategic ventures; and

•
retention of valuable personnel for future development and operation of uranium properties in the United States.

Core Values:

•
safety;

•
community involvement;

•
environmental stewardship;

•
development of future leaders; and

•
adherence to a strict code of ethics.

Peer Group Analysis

The Company has historically evaluated its compensation program against the programs at other companies in order to ensure its compensation program is competitive. Peer companies were selected based on (i) revenue scope within a reasonable range, (ii) asset size within a reasonable range of the Company's asset size, and (iii) mining companies with operational scope comparable to those of the Company – specifically, mining companies with operational activities versus pure "junior" developmental/exploration companies. To be reflective of the appropriate range of competitive pay practices, the group of companies used for this purpose was comprised of uranium mining companies in various stages of development and production, and in 2012 consisted of Cameco Corp., Denison Mines Corp., Laramide Resources, Uranerz Energy Inc., Strathmore Minerals and CanAlaska Uranium Ltd. The Company traditionally targeted all elements of its compensation programs to provide a competitive compensation opportunity at the median range of companies whose compensation is used in our peer group.

During 2013, the Compensation Committee utilized the services of an executive search firm which provided compensation data on current market salaries and incentive packages for executives in similarly sized mining companies in North America. The Committee negotiated salaries and long-term incentive opportunities directly with the Company's new CEO and CFO in light of their level of experience, the Company's compensation packages with its former CEO and CFO, and the need for the Company to conserve cash. For the Company's other NEOs, the Committee largely continued base salary levels from prior years and established performance incentives with target payments similar to the Company's legacy programs, although with a greater portion at risk based on the Company's performance and the performance of the individual NEOs.

In evaluating stock price performance in 2013, the Compensation Committee compared the Company's performance against the performance of the Global X Uranium ETF, which the Committee concluded represents a better measure of the status of the uranium industry than any potential peer group.

Use of Compensation Consultants

The Compensation Committee occasionally engages compensation consultants to assess executive pay packages and develop incentive plans. The Compensation

EXECUTIVES AND EXECUTIVE COMPENSATION — CONTINUED

Committee last utilized a consultant, Buck Consultants, LLC, in September 2010. The Company's current short-term incentive program and long-term incentive program have certain similarities with plans developed with the assistance of Buck Consultants in 2010 and 2011, but none of the Company's 2013 compensation decisions were the result of input from Buck Consultants or any other compensation consultant.

2013 Omnibus Incentive Plan

In June 2013, the Company adopted the Uranium Resources, Inc. 2013 Omnibus Incentive Plan (the "2013 OIP"). Prior to its adoption, the Company had three other stock incentive plans for officers and certain other employees: the Amended and Restated 1995 Stock Incentive Plan (the "1995 Plan"), the 2004 Stock Incentive Plan (the "2004 Plan") and the 2007 Restricted Stock Plan (the "2007 Plan"). In addition, the Company had a stock incentive plan for directors: the 2004 Amended and Restated Directors' Stock Option and Restricted Stock Plan (the "2004 Directors' Plan" and together with the 1995 Plan, 2004 Plan and 2007 Plan, the "Prior Plans"). The Company adopted the 2013 OIP to provide flexibility in structuring its executive compensation program and to ensure that it would have a sufficient number of shares of common stock available for equity-based awards that it expects to make to eligible individuals over the next several years. The 2013 OIP replaced the Prior Plans and no more awards were or will be granted under the Prior Plans following the adoption of the 2013 OIP. We reserved a total of one million shares of common stock for issuance pursuant to the 2013 OIP, plus shares that were reserved but unissued under the Prior Plans.

The 2013 OIP provides the Compensation Committee substantial flexibility in structuring awards that meet the objectives outlined above. In particular, the 2013 OIP permits the grant of performance-based and time-based RSUs, with many possible performance criteria available as the Compensation Committee determines to be appropriate. In addition to RSUs, the 2013 OIP provides for the grant of awards of stock options, stock appreciation rights, restricted stock, unrestricted stock, dividend equivalent rights, performance shares and other performance-based awards, other equity-based awards and cash bonus awards. All of our officers, directors and employees, and the officers, directors and employees of our subsidiaries and affiliates, are eligible to receive awards under the 2013 OIP. In addition, consultants, advisors and certain other individuals whose participation in the 2013 OIP is determined to be in the best interests of the Company by the Compensation Committee may participate. Incentive share options, however, are only available to our employees.

The 2013 OIP is administered by the Compensation Committee. The Compensation Committee also interprets the provisions of the 2013 OIP. The Compensation Committee also determines who will receive awards under the 2013 OIP, the types of award made, the terms and conditions of awards, and the number of shares of common stock subject to an award, if the award is equity-based.

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Executive Compensation Elements

Overview and Compensation Mix

The following table illustrates the principal elements of the Company's executive compensation program, each of which is evaluated and update on an annual basis by the Compensation Committee:

Pay Element	Characteristics	Primary Objective

Base Salary	Annual fixed cash compensation	Attract and retain qualified and high performing executives
Short-Term Incentive Compensation	Annual stock compensation based on the achievement of predetermined performance goals	Incentivize our NEOs to achieve the short-term performance goals established by the Compensation Committee
Long-Term Incentive Compensation	Long-term equity awards granted as time-based and performance-based RSUs	Retain our NEOs and align their interests with the interests of our stockholders

In addition to the above-mentioned elements, the Company also provides a retirement, health and welfare benefit component to the executive compensation program.

The 2013 compensation mix for the Company's CEO and CFO demonstrates the Company's philosophy regarding significant long-term and performance-based compensation. As set forth in the 2013 Summary Compensation Table, over 60% of total compensation for the CEO and CFO in 2013 consisted of long-term equity awards, with approximately a quarter of 2013 compensation in each case consisting of base salary (earned in the case of Mr. Jones from when he joined the Company in March 2013 and in the case of Mr. Vigil from when he joined the Company in June 2013) and the remainder consisting of compensation under the short-term incentive program. In addition, all short-term incentive compensation and a significant portion of long-term incentive compensation vests or is otherwise determined by the achievement of individual and Company-wide performance objectives:

2013 CEO Compensation Mix:	2013 CFO Compensation Mix:

The following is a summary of the components of the compensation policy for the Company's NEOs. As described in greater detail below, for 2013 annual and long-term incentive programs are effective for each current NEO – specifically, Messrs. Jones, Vigil, Pelizza, McCoig, and Wilton.

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Fixed Compensation

Base Salary

The Compensation Committee establishes base salaries for our executives based on the scope of their responsibilities, and takes into account competitive market compensation paid by comparable mining industry companies. The Company believes that a competitive compensation program will enhance its ability to attract and retain senior executives. In each case, the Compensation Committee takes into account each officer's (i) current and prior compensation, (ii) scope of responsibilities, (iii) experience, (iv) comparable market salaries and (v) the Company's achievement of performance goals (both financial and non-financial). The Compensation Committee also (i) has the opportunity to meet with the officers at various times during the year, which allows the Compensation Committee to form its own assessment of each individual's performance and (ii) reviews reports of the CEO presented to the Compensation Committee, evaluating each of the other officers, including a review of their contributions and performance over the past year, strengths, weaknesses, development plans and succession potential.

For fiscal 2013, after taking into account the above-mentioned factors, historical base salaries and the performance of the NEOs and, in the case of our CEO and CFO, following hiring negotiations, the Compensation Committee set the base salaries for our NEOs at the following:

Name	Title	2013 Base Salary
Christopher M. Jones	President and Chief Executive Officer	$275,000
Jeffrey L. Vigil	Vice President – Finance and Chief Financial Officer	$200,000
Mark S. Pelizza	Senior Vice President – Health, Safety, Environment and Public Affairs	$210,000
Dean T. "Ted" Wilton	Vice President and Chief Geologist	$175,000
Dain A. McCoig	Vice President – South Texas Operations	$165,000

In addition, Mr. Cryan, our Interim President and Chief Executive Officer from September 2012 to March 2013, received compensation set at $7,500 per week. For more information about the 2013 base salaries for each of our NEOs, please see "2013 Summary Compensation Table" on page 32.

Retirement, Health and Welfare Benefits

The Company offers a variety of health and welfare and retirement programs to all eligible employees. The NEOs generally are eligible for the same benefit programs on the same basis as the rest of the Company's employees. The Company's health and welfare programs include medical, dental and vision. In addition to the foregoing, the NEOs are eligible to participate in the following programs:

Supplemental Health Care Plan.    During 2013, the Company maintained a health care plan (the "Supplemental Plan") for the Company's executive officers and certain of its other employees, which supplemented the standard health care plan available to all eligible employees (the "Standard Plan"). The Supplemental Plan paid directly to the participant 80% of all out-of-pocket medical and dental expenses not covered under the Standard Plan, including deductibles and

EXECUTIVES AND EXECUTIVE COMPENSATION — CONTINUED

co-insurance amounts. Additionally, the Supplemental Plan provided to each participant $100,000 of accidental death and dismemberment insurance protection and a worldwide medical assistance benefit. The Company paid an annual premium under the Supplemental Plan equal to $250 per participant plus 11% of claims paid. During 2013, the NEOs covered by the Supplemental Plan were Mssrs. Jones, Vigil, Pelizza, Wilton and McCoig. The Company terminated the Supplemental Plan effective January 31, 2014.

401(k) Profit Sharing Plan.    The Company maintains a defined contribution profit sharing plan for employees (the "401(k)") that is administered by a committee of trustees appointed by the Company. All Company employees are eligible to participate upon the completion of six months of employment, subject to minimum age requirements. Each year the Company makes a contribution to the 401(k) without regard to current or accumulated net profits of the Company. These contributions are allocated to participants in amounts equal to 25% (or a higher percentage, determined at the Company's discretion) of the participants' contributions, up to 4% of each participant's gross pay. For the plan year ended July 31, 2013, the Company contributed amounts equal to 100% of the participant's contributions, up to 4% of gross pay. Participants become 20% vested in their Company contribution account for each year of service until full vesting occurs upon the completion of five years of service. Distributions are made upon retirement, death or disability in a lump sum or in installments.

Perquisites

We do not provide any perquisites, whether cash or otherwise, to our NEOs. We feel that our executive compensation program, particularly given the challenging uranium pricing environment, provides our NEOs with competitive compensation such that we do not need to provide any perquisites to achieve the goals of our executive compensation program.

Short-Term Incentive Compensation

In 2013, the Compensation Committee established a short-term incentive program pursuant to which each of the NEOs could earn a bonus based on the achievement of certain performance measures. For fiscal 2013, the performance measures and weighting of the measures for each NEO were as follows:

	Performance Objectives and Relative Importance
							Target Bonus as a Percentage of Salary
	Safety / Environment	Corporate Objectives(1)	Relocate Offices	Financing	Budget	Operations Support		Bonus Paid for Fiscal 2013
Christopher M. Jones	Medium	High	High	High	High	Medium	60%	$79,471
Jeffrey L. Vigil	Low	High	Medium	High	High	High	30%	$14,869
Mark S. Pelizza	Medium	Medium	Low	Low	Medium	High	30%	$31,500
Dean T. (Ted) Wilton	Medium	High	Low	Low	Low	High	30%	$33,075(2)
Dain A. McCoig	High	High	Low	Low	Medium	High	30%	$29,134
Level of Achievement	Partial	Partial	Full	Partial	Full	Partial

(1)
Consists of restoration at certain of the Company's South Texas properties, evaluating merger and acquisition opportunities and developing resource reports.

(2)
Mr. Wilton declined the award.

In March 2014, the Compensation Committee determined the results of the 2013 performance measures, as set forth in the table above, and the applicable award amounts, pro-rated in the case of each of Mr. Jones and Mr. Vigil for his period of employment during 2013. Awards were made in a mixture of cash and stock.

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Long-Term Incentive Compensation

In 2013, the Compensation Committee also determined to set long-term performance criteria for each of the NEOs. The long-term compensation program puts a greater focus on performance and serves to create a balance between long-term and short-term performance imperatives. In the case of the CEO and CFO, two-thirds of Mr. Jones's initial restricted stock grant and option grant, and two-thirds of Mr. Vigil's RSU grant, vest based upon the achievement of such performance criteria, with the other one-third in each case vesting based upon continued service to the Company. For the other NEOs, the Compensation Committee did not approve awards in 2013.

The Compensation Committee expects the incentive program to evolve over time as the Company transitions from its current primary focus on developmental and restoration activities to an operational focus driving towards profit and return enhancement.

Stock Ownership Policy

The Compensation Committee believes that stock ownership by senior management and stock-based performance compensation arrangements are beneficial in aligning management and stockholders' interests and serves as an executive retention tool through vesting and post-vesting holding period requirements. To that end, the employment agreements for each of Mr. Jones and Mr. Vigil establish stock ownership targets for each executive of stock valued at three times the initial base salary of each executive under the employment agreements. Each of Mr. Jones and Mr. Vigil has five years from his respective employment date to reach the stock ownership target.

Target Total Direct Compensation for Fiscal 2014

The target compensation packages for our NEOs during fiscal 2014 will consist of base salary and, subject to Compensation Committee approval, a performance-based annual incentive plan pursuant to the short-term incentive program and time-based and performance-based awards under the long-term incentive program. Base salaries have been positioned to reflect job content and competitive pay practices, as discussed above.

"Say-on-Pay" Stockholder Vote

In 2013, as in prior years, we sought an advisory vote from our stockholders regarding our executive compensation program and received a 97% favorable vote supporting the program. The Compensation Committee considers the results of the advisory vote as it completes its annual review of each pay element and the compensation packages provided to our NEOs. Given the significant level of stockholder support and our stockholder outreach throughout the year, the Compensation Committee concluded that our compensation program continues to provide a competitive pay for performance package that effectively incentivizes our NEOs to maximize stockholder value. The Compensation Committee will continue to consider the outcome of our say-on-pay votes and our stockholder views when making future compensation decisions for our NEOs.

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Severance and Change in Control Arrangements

We have entered into employment agreements with Messrs. Jones and Vigil and a compensation agreement with Mr. Pelizza that provide payments following the termination of employment under certain circumstances, including following a change in control of the Company. The Compensation Committee believes such agreements are useful in recruiting and retaining executives, provide continuity of management in the event of an actual or threatened change in control and provide the executives with the security to make decisions that are in the best long-term interest of the stockholders. The terms of these agreements are described later in "Potential Payments Upon Termination or Change in Control."

In addition, awards under the Company's equity incentive plans generally vest or accelerate upon a change in control of the Company. The Compensation Committee believes that the above-mentioned vesting and acceleration is appropriate on the basis that our NEOs should receive the full benefit of such awards in the event of a change in control.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally places a $1,000,000 limit on the deductibility for federal income tax purposes of the annual compensation paid to a company's CEO and each of its other three most highly compensated executive officers (excluding the CFO). However, "qualified performance-based compensation" is exempt from this deductibility limitation. Qualified performance- based compensation is compensation paid based solely upon the achievement of objective performance goals, the material terms of which are approved by the stockholders of the paying corporation.

The Compensation Committee considers the anticipated tax treatment to the Company when determining executive compensation and routinely seeks to structure its executive compensation program in a way that preserves the deductibility of compensation payments and benefits. It should be noted, however, that there are many factors which are considered by the Compensation Committee in determining executive compensation and, similarly, there are many factors that may affect the deductibility of executive compensation. In order to maintain the flexibility to be able to compensate NEOs in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a strict policy that all executive compensation must be deductible under Section 162(m).

Actions Taken After Fiscal 2013

The Compensation Committee has not taken any additional actions with respect to our executive compensation program after fiscal 2013, other than as described above.

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2013 SUMMARY COMPENSATION TABLE

The following table sets forth information regarding 2013 compensation for each of our 2013 NEOs; 2012 and 2011 compensation is presented for executives who were also NEOs in 2012 and 2011.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)(3)	Total ($)

Christopher M. Jones(4) President and CEO	2013	215,769	351,250	108,900	79,471		2,794	758,184
Terence J. Cryan(5)	2013	103,500	56,500	—	—		84,000	244,000
Interim President and CEO	2012	91,500	59,500	82,000	—		81,621	314,621
Jeffrey L. Vigil(6) Vice President – Finance and CFO	2013	104,615	360,000	—	14,869		3,792	483,276
Mark S. Pelizza	2013	210,000	—	—	31,500		18,557	260,057
SVP – Health, Safety, Environment	2012	210,000	15,015	—	—		20,970	245,985
and Public Affairs	2011	210,671	—	—	62,700		18,626	291,997
Dean T. Wilton(7)	2013	175,000	—	—	33,075	&zwsp; (8)	2,650	210,725
VP and Chief Geologist	2012	127,885	—	—	—		1,750	129,635
Dain A. McCoig(9)	2013	162,788	—	—	29,134		13,912	205,834
VP – South Texas Operations

(1)
See Note 8 – Stock Based Compensation of the Notes to Consolidated Financial Statements in the Company's Form 10-K for the period ended December 31, 2013 for a discussion of valuation assumptions for stock and option awards. The stock and option awards present the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718.

(2)
Non-equity incentive plan compensation for 2013 includes, for NEOs other than Mr. Cryan, performance awards made under the Company's short-term incentive program. Non-equity incentive plan compensation for 2011 consists of awards under the Company's 2011 management incentive program.

(3)
Includes amounts paid for out-of-pocket medical and dental expenses under the Company's Supplemental Health Care Plan described above, contributions made by the Company under the Company's 401(k) Profit Sharing Plan described above, life insurance premiums paid by the Company on behalf of the named officer, the value realized from the exercise of stock options and directors' fees. For Mr. Cryan, consists of amounts paid in cash for service as a director of the Company.

(4)
Mr. Jones joined the Company on March 12, 2013.

(5)
Mr. Cryan served as Interim President and Chief Executive Officer from September 28, 2012 to March 31, 2013 and received as compensation for his services: $7,500 per week, totaling $91,500 in 2012 and $103,500 in 2013; 5,000 shares of restricted stock (with a grant date fair value of $26,000), 50% of which vested immediately and the other 50% of which vested upon the hiring of a permanent President and Chief Executive Officer; and an option to purchase 20,000 shares of the Company's common stock (with a grant date fair value of $82,000), with 25% of the option shares vesting every six months following the date of grant. Mr. Cryan was also granted 5,000 shares of restricted stock, with a grant date fair value of $33,500, on June 4, 2012 in connection with his re-election as a director of the Company. Mr. Cryan was not an officer in 2011, and as a result only his 2012 and 2013 compensation information is included.

(6)
Mr. Vigil joined the Company effective June 14, 2013.

(7)
Mr. Wilton joined the Company on April 2, 2012.

(8)
Mr. Wilton declined his award under the short-term incentive program. No amounts were actually paid.

(9)
Mr. McCoig became an executive officer of the Company upon his promotion to Vice President – South Texas Operations on January 24, 2013.

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2013 GRANTS OF PLAN-BASED AWARDS

The table below summarizes grants of restricted stock, RSUs and options and the estimated cash awards payable under the Company's short-term incentive program for 2013, and in the case of each of Messrs. Jones and Vigil, under the terms of his employment agreement. Information regarding the terms of these awards can be found above under the headings "Short-Term Incentive Compensation," and "Long-Term Incentive Compensation" and below under the heading "Employment Agreements."

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Shares of Stock or Units (#)	Underlying Options (#)	Option Awards ($/Sh)	and Option Awards ($)(2)

Christopher M. Jones		0	137,500	—	—	—	—	—
	3/12/2013	—	—	—	25,000(3)	—	—	68,250
	3/12/2013	—	—	—	—	55,000(2)	2.73	108,900
	6/4/2013	—	—	—	100,000(4)	—	—	283,000
Terence J. Cryan		—	—	—	—	—	—	—
Jeffrey L. Vigil		0	60,000	—	—	—	—	—
	7/30/2013	—	—	—	80,000(5)	—	—	360,000
Mark S. Pelizza		0	63,000	—	—	—	—	—
Dean T. Wilton		0	52,500	—	—	—	—	—
Dain A. McCoig		0	49,500	—	—	—	—	—

(1)
Represents potential earnings under the Company's short-term incentive program for 2013. The target individual awards under the short-term incentive program were 30% of base salary for NEOs other than Mr. Jones and 60% of base salary in the case of Mr. Jones. The awards were not subject to threshold or maximum amounts. Awards under the short-term incentive program were paid during the first quarter of 2014. See the 2013 Summary Compensation Table for those amounts.

(2)
See Note 8 – Stock Based Compensation of the Notes to Consolidated Financial Statements in the Company's Form 10-K for the period ended December 31, 2013 for a discussion of valuation assumptions for stock and option awards. The stock and option awards present the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718.

(3)
On March 12, 2013, pursuant to his employment agreement, Mr. Jones was awarded 25,000 shares of restricted stock and an option to buy 55,000 shares of common stock which vest as follows: one-third in equal installments on March 12, 2013, 2014 and 2015, and the remaining two-thirds over three years subject to the achievement of performance objectives.

(4)
On June 4, 2013, Mr. Jones was awarded 100,000 RSUs which vest in equal one-third installments on January 1, 2014, 2015 and 2016.

(5)
On July 30, 2013, pursuant to his employment agreement, Mr. Vigil was awarded 80,000 RSUs which vest as follows: one-third in equal installments on June 14, 2013, 2014 and 2015, and the remaining two-thirds over three years subject to achievement of performance objectives.

EMPLOYMENT AGREEMENTS

On March 12, 2013, the Company entered into an employment agreement with Mr. Jones in connection with his joining the Company as President and CEO. Pursuant to his employment agreement, Mr. Jones is entitled to an annual base salary of $275,000, has a target bonus equal to 60% of his base salary, and was awarded 25,000

EXECUTIVES AND EXECUTIVE COMPENSATION — CONTINUED

shares of the Company's restricted stock and an option to purchase 55,000 shares of the Company's common stock. In the event of a change of control (as defined therein), if Mr. Jones is terminated without cause (as defined therein), demoted or has his responsibilities materially changed, or circumstances arise that constitute good reason (as defined therein), the Company will pay Mr. Jones a severance amount equal to two years of base salary, in a lump sum within 30 days after his termination or termination of the agreement. If the Company otherwise terminates Mr. Jones without cause or fails to renew the employment agreement, or Mr. Jones otherwise terminates his employment for good reason, the Company will pay Mr. Jones severance in the amount of one year of base salary in a lump sum within 30 days after the termination date.

On June 11, 2013, the Company entered into an employment agreement with Mr. Vigil in connection with his joining the Company as Vice President – Finance and CFO. Pursuant to his employment agreement, Mr. Vigil is entitled to an annual base salary of $200,000 and has a target bonus equal to 30% of his base salary. The employment agreement also provides for a grant of 80,000 RSUs to Mr. Vigil. In the event of a change of control (as defined therein), if Mr. Vigil is terminated without cause (as defined therein), demoted or has his responsibilities materially changed, or circumstances arise that constitute good reason (as defined therein), the Company will pay Mr. Vigil a severance amount equal to one year of base salary, in a lump sum within 30 days after his termination or termination of the agreement. If the Company otherwise terminates Mr. Vigil without cause or fails to renew the employment agreement, or Mr. Vigil otherwise terminates his employment for good reason, the Company will pay Mr. Vigil severance in the amount of six months of base salary in a lump sum within 30 days after the termination date.

Each employment agreement also contains customary confidentiality, non-competition and non-solicitation provisions. Each executive has agreed not to perform any work in the United States related in any way to uranium mining, or to solicit customers, suppliers or employees of the Company, during the term of the employment agreement and for a period of one year thereafter in the case of Mr. Jones or six month thereafter in the case of Mr. Vigil.

Other than the foregoing employment agreements, we do not have any other employment agreements with our executive officers.

EXECUTIVES AND EXECUTIVE COMPENSATION — CONTINUED

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2013 for the NEOs. The table also shows unvested and unearned stock awards and RSUs assuming a market value of $3.03 a share, the closing market price of the Company's stock on December 31, 2013. Following the close of trading on January 22, 2013, the Company affected a one-for-ten reverse stock split of its issued and outstanding common stock. The common stock commenced trading on the NASDAQ Capital Market on a split-adjusted basis upon the open of trading on January 23, 2013. All share related information presented in the foregoing table and throughout this Proxy Statement has been adjusted to give effect to the reverse stock split.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Christopher M. Jones	—	55,000(1)	2.73	3/12/2023	—	—
					25,000(1)	75,750
	—	—	—	—	100,000(2)	303,000
Terence J. Cryan	5,000	—	29.70	10/03/2016	—	—
	10,000	—	92.50	04/10/2017	—	—
	5,000	—	113.20	07/12/2017	—	—
	5,000	—	41.00	06/04/2018	—	—
	5,000	—	14.90	06/03/2019	—	—
	833(3)	833	17.30	06/07/2021	—	—
	10,000(4)	10,000	5.10	09/28/2022	—	—
Jeffrey L. Vigil	—	—	—	—	80,000(5)	242,400
Mark S. Pelizza	37,500	—	11.60	06/02/2014	—	—
	2,500	—	32.90	12/22/2020	—	—
Dean T. Wilton	—	—	—	—	—	—
Dain A. McCoig	1,562	—	31.20	10/06/2015	—	—
	562	—	29.60	11/12/2014	—	—
	3,000	—	51.90	11/08/2016	—	—
	2,500	—	7.30	04/01/2020	—	—

(1)
The reported awards represent options and restricted stock that vest as follows: one-third in equal installments on March 12, 2013, 2014 and 2015, and the remaining two-thirds over three years subject to the achievement of performance objectives.

(2)
The reported award represents RSUs that vest in equal one-third installments on January 1, 2014, 2015 and 2016.

(3)
The reported award represents an option that vests 25% on each anniversary of June 7, 2011, the date of grant.

(4)
The reported award represents an option that vests 25% every six months following September 28, 2012, the date of grant.

(5)
The reported award represents RSUs that vest as follows: one-third in equal installments on the first, second and third anniversaries of June 14, 2013, and the remaining two-thirds over three years subject to achievement of annual performance objectives.

EXECUTIVES AND EXECUTIVE COMPENSATION — CONTINUED

2013 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding options and restricted stock awards exercised and vested, respectively, during 2013 for the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Terence J. Cryan	—	—	5,833	15,678
Christopher M. Jones	—	—	—	—
Jeffrey L. Vigil	—	—	—	—
Mark S. Pelizza	—	—	—	—
Dean T. Wilton	—	—	—	—
Dain A. McCoig	—	—	—	—

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreements

The Company has entered into employment agreements with each of Mr. Jones and Mr. Vigil. See "Employment Agreements" above. In the event of a change of control, if either executive is terminated without cause (as defined therein), demoted or has his responsibilities materially changed, or circumstances arise that constitute good reason (as defined therein), the Company will pay severance in an amount equal to two years of base salary in the case of Mr. Jones and one year of base salary in the case of Mr. Vigil, in each case in a lump sum within 30 days after his termination or termination of the agreement. If the Company otherwise terminates either executive, including following the disability of either executive, without cause, or fails to renew either employment agreement, or either executive otherwise terminates his employment for good reason, the Company will pay severance in an amount equal to one year of base salary in the case of Mr. Jones and six months of base salary in the case of Mr. Vigil, in each case in a lump sum within 30 days after the termination date. The employment agreements automatically terminate upon the death of the executive.

The employment agreements define "change of control" as (i) any person or group of affiliated or associated persons (other than RCF or RMB Australia Holdings, Ltd. or related entities) acquires more than 50% of the voting power of the Company; (ii) the consummation of a sale of all or substantially all of the assets of the Company; (iii) the dissolution of the Company; (iv) a majority of the members of the Board are replaced during any 12-month period; or (v) the consummation of any merger, consolidation, or reorganization involving the Company in which, immediately after giving effect to such merger, consolidation or reorganization, less than 50.1% of the total voting power of outstanding stock of the surviving or resulting entity is then "beneficially owned" (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by the stockholders of the Company immediately prior to such merger, consolidation or reorganization.

EXECUTIVES AND EXECUTIVE COMPENSATION — CONTINUED

Compensation Agreements

In June 1997, the Company entered into compensation agreements with several executive officers at the time, including Mr. Pelizza, that provide that, in the event of a change in control, such officers will have certain rights and benefits for a period of twenty-four months following such change in control. For purposes of the compensation agreements, a "change in control" means (i) the consummation of any transaction pursuant to which any "person" (as such term is used in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the then outstanding securities of the Company; or (ii) a change in the composition of a majority of the Board of Directors within twelve months after any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the then outstanding securities of the Company.

Rights under the compensation agreements will be triggered in the event that, following a change in control, the applicable executive's employment is terminated by (i) the Company without cause; or (ii) the executive if (a) the executive is assigned substantial duties or responsibilities that are materially inconsistent with the executive's position, duties, responsibilities or status during the twelve-month period immediately prior to the change in control; (b) the executive's base compensation is reduced or the executive experiences in any year a reduction in the ratio of the executive's incentive compensation payment to the executive's base compensation in such year which is greater than the average reduction in the ratio of incentive compensation payments to base compensation in such year experienced by all of the Company's other salaried officers; or (c) the executive is transferred to a location (other than Albuquerque, New Mexico) which is an unreasonable distance from the executive's current principal work location.

The compensation agreements provide that the base salary payments shall be made on a monthly basis for the duration of the term and incentive payments shall be paid annually until the obligation to make such payments expires.

Equity Incentive Plans

Upon a change in control, the stock options granted under our 1995 and 2004 Plans, the restricted stock granted under our 2007 Plan and any awards under our 2013 OIP will immediately vest in full, to the extent not already vested, for all of our NEOs.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2013.

This Report has been submitted by the following members of the Compensation Committee of the Board of Directors:

Terence J. Cryan, Chairman
Marvin K. Kaiser
Mark K. Wheatley

The information contained in the foregoing Compensation Committee Report shall not be deemed "soliciting material" or "filed" with the SEC, nor shall such information be incorporated by reference into a future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

ADVISORY APPROVAL OF COMPENSATION OF
THE NAMED EXECUTIVE OFFICERS (PROPOSAL NO. 3)

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, we are asking stockholders to approve the following advisory resolution at the 2014 Annual Meeting of Stockholders:

"RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved."

We are asking stockholders to approve an advisory resolution on compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and related narrative discussion included in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives stockholders the opportunity to approve, reject or abstain from voting with respect to our executive compensation programs and policies and the compensation paid to the named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as described in this Proxy Statement.

As described in detail under the heading "Compensation Discussion and Analysis" and in the compensation tables and narrative disclosures that accompany the compensation tables, the Company's compensation program for the named executive officers is designed to reward exceptional organizational and individual performance. The primary objectives of our compensation program are to (i) enhance the Company's ability to attract and retain knowledgeable and experienced senior executives, (ii) drive and reward performance which supports the Company's core values, (iii) provide a percentage of total compensation that is "at-risk", or variable, based on predetermined performance criteria, (iv) require significant stock holdings to align the interests of our CEO and CFO with those of stockholders, and (v) set compensation and incentive levels that reflect competitive market practices.

Although the vote on this proposal is advisory only, the Board of Directors and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.

The Board of Directors unanimously recommends a vote FOR
approval of the compensation of our named executive officers.

2013 DIRECTOR COMPENSATION

Directors who are employees of the Company receive no additional compensation for serving as directors. Non-employee directors are compensated for their service on the Board as described below.

ANNUAL COMPENSATION

In 2013, the compensation of non-employee directors consisted of an annual $50,000 cash retainer, earned at a rate of $12,500 per quarter, and a grant of 20,000 RSUs following our Annual Meeting of Stockholders. The current Chairman of the Board, Mr. Willmott, earns an additional $12,500 cash retainer per quarter pursuant to an agreement with the Company. All of our directors are also reimbursed for reasonable out-of-pocket expenses related to attendance at Board and Committee meetings.

In addition, each non-employee director earned $1,250 per quarter for each Committee served upon, with the Chairman of each Committee earning either an additional $2,500 per quarter (in the case of the Audit and Compensation Committees) or $1,250 per quarter (in the case of the Nominating and Corporate Governance and the Health, Safety, Environment and Public Affairs Committees) for such service.

INITIAL OPTION GRANT

Non-employee directors receive a one-time grant of an option to purchase 5,000 shares of the Company's common stock when first appointed to the Board. This award vests ratably over four years starting on the anniversary of the grant date.

2013 NON-EMPLOYEE DIRECTOR COMPENSATION

The following table summarizes all compensation earned by the Company's directors, excluding Messrs. Cryan and Jones, each of whose compensation is set forth in the 2013 Summary Compensation Table, in the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Marvin K. Kaiser	78,750	56,500	—	—	135,250
John H. Pfahl(3)	65,000	56,500	—	—	121,500
Tracy A. Stevenson(4)	—	—	14,250	—	14,250
Mark K. Wheatley	59,667	56,500	16,500	—	132,667
Paul K. Willmott	99,278	56,500	—	12,940	168,718

(1)
Represents the grant date fair value of equity awards granted during 2013 in accordance with FASB ASC Topic 718. See Note 8 – Stock Based Compensation of the Notes to Consolidated Financial Statements in the Company's Form 10-K for the period ended December 31, 2013 for a discussion of valuation assumptions for stock and option awards. The number of RSUs

2013 DIRECTOR COMPENSATION — CONTINUED

  and vested and unvested stock options held by each non-employee director (other than Mr. Cryan) at fiscal year-end 2013 is shown below:

Name	Number of Vested Options	Number of Unvested Options	Restricted Stock Units
Marvin K. Kaiser	15,833	833	20,000
John H. Pfahl	—	—	—
Tracy A. Stevenson	—	5,000	—
Mark K. Wheatley	—	5,000	20,000
Paul K. Willmott	57,083	833	20,000

(2)
Represents amounts paid in connection with Mr. Willmott's service as Executive Chairman. Mr. Willmott became the non-executive Chairman of the Board on February 1, 2013.

(3)
Mr. Pfahl resigned from the Board of Directors effective December 27, 2013.

(4)
Mr. Stevenson joined the Board of Directors effective December 27, 2013.

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2013 with respect to the shares of URI common stock that may be issued under our equity compensation plans.

Plan Category	Number of shares issuable under outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders(1)	1,159,123	$19.75(2)	1,045,721
Equity compensation plans not approved by security holders	—	—	—
Total	1,159,123	$19.75(2)	1,045,721

(1)
Includes our 2013 Omnibus Incentive Plan, 2007 Restricted Stock Plan, Amended and Restated 2004 Directors' Stock Option and Restricted Stock Plan, 2004 Stock Incentive Plan and Amended and Restated 1995 Stock Incentive Plan. Our 2013 Omnibus Incentive Plan is the only equity compensation plan under which we currently issue equity awards. As of June 4, 2013, our 2013 Omnibus Incentive Plan superseded our prior plans.

(2)
Weighted average exercise price of outstanding options only.

 GENERAL

OTHER BUSINESS

The Board of Directors knows of no other matters to be brought before the 2014 Annual Meeting. However, if other matters should come before the 2014 Annual Meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his own judgment on such matters.

DELIVERY OF STOCKHOLDER DOCUMENTS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are URI stockholders may be householding our proxy materials, to the extent such stockholders have given their prior express or implied consent in accordance with SEC rules. A single Proxy Statement and Annual Report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent, which is deemed to be given unless you inform the broker otherwise when you receive the original notice of householding. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy materials, please notify your broker to discontinue householding and direct your written request to receive a separate proxy statement and annual report to the Company at: Uranium Resources, Inc., Attention: Secretary, 6950 S. Potomac Street, Suite 300, Centennial, Colorado 80112, or by calling (303) 531-0470. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request householding of their communications should contact their broker.

2015 STOCKHOLDER PROPOSALS

In order to include a stockholder proposal in the Company's proxy statement and form of proxy for the Annual Meeting to be held in 2015, we must receive the proposal at our principal executive offices, addressed to the Secretary, no later than December 26, 2014. Any stockholder proposal or director nomination submitted to us for consideration at next year's Annual Meeting but which is not intended to be included in the related proxy statement and form of proxy, must be received between February 4, 2015 and March 6, 2015; otherwise, the proposal will be considered by us to be untimely and not properly brought before the meeting. Stockholders who wish to submit a proposal or a director nominee must meet the eligibility requirements of the SEC and comply with the requirements of our Bylaws and the SEC. In addition, pursuant to the rules and regulations of the SEC, the persons appointed as proxies for the annual meeting to be held in 2015 will have discretionary authority to vote any proxies they hold at such meeting on any matter for which the Company has not received notice by March 11, 2015.

By Order of the Board of Directors,

John W. Lawrence, Secretary

URANIUM RESOURCES, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
To be Held on June 4, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Uranium Resources, Inc. (the “Company”) hereby constitutes and appoints Christopher M. Jones, Paul K. Willmott, Terence J. Cryan and Marvin K. Kaiser (the “Proxies”), or any of them acting singly, each with the power of substitution as attorneys and proxies to vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company headquarters, located at 6950 South Potomac Street, Suite 300, Centennial, Colorado 80112 on June 4, 2014 at 9:00 a.m. local time and at any and all adjournments or postponement thereof, with the same force and effect as if the undersigned were personally present, and the undersigned hereby instructs the above-named attorneys and proxies to vote as follows:

The Board of Directors recommends you vote “FOR” the election of each of the following nominees.

1. Election of Directors.

Nominees:		FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
(a) Paul K. Willmott	(d) Marvin K. Kaiser	☐	☐	☐
(b) Christopher M. Jones	(e) Tracy A. Stevenson
(c) Terence J. Cryan	(f) Mark K. Wheatley

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the letter(s) of the nominee(s) on the line below:

The Board of Directors recommends you vote “FOR” Proposal Nos. 2 and 3.

2. Approval, on an advisory basis, of the compensation of the Company’s named executive officers.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. Ratification of the appointment of Hein & Associates LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Where no voting instructions are given, the shares represented by this proxy will be voted “FOR” each of the nominees listed in Proposal No. 1 and “FOR” Proposal Nos. 2 and 3. In their discretion, the Proxies are also authorized to vote all of the shares of the undersigned upon such other business as may properly come before the Annual Meeting. Management and the directors are not currently aware of any other matters to be presented at the Annual Meeting.

DATED:	, 2014

Signature

Signature

Note: Please sign exactly as your name or names appear on this card. Joint owners should each sign personally. When signing as attorney, executor, administrator, personal representative, trustee or guardian, please give your full title as such. For a corporation or partnership, please sign in the full corporate name by the president or other authorized officer or the full partnership name by an authorized person, as the case may be.

To vote by mail, please sign, date and return this proxy card in the enclosed envelope. For all other voting methods, please follow the voting instructions which accompany the proxy materials you received. This proxy card is valid only when signed and dated.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING TO BE HELD ON JUNE 4, 2014

The notice of meeting, proxy statement and proxy card are available at http://urre.client.shareholder.com.